SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-18f-1

                                File No. 2-84920
                                ICA No. 811-3792

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            NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                   UNDER THE INVESTMENT COMPANY ACT OF 1940.

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                                SBSF FUNDS, INC.
                            (d/b/a Key Mutual Funds)
                           (Exact name of Registrant)

                                3435 Stelzer Road
                              Columbus, Ohio 43219
                     (Address of Principal Executive Office)

                                 (800) 539-3863
                        (Area Code and Telephone Number)

                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission (the "Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record of the funds listed on the attached Schedule A as provided by Rule 18f-1 under the Investment Company Act of 1940, as amended. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Columbus and the state of Ohio on the 25th day of November, 1996.

                                    Signature: SBSF Funds, Inc.
                                               d/b/a Key Mutual Funds


                                               By: /s/Scott A. Englehart
                                                   Scott A. Englehart
                                                   Vice President

Attest: /s/Kevin L. Martin
        Kevin L. Martin
        Treasurer


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                                   SCHEDULE A

                               TO THE FORM N-18f-1
                                       OF
                     SBSF FUNDS, INC. d/b/a KEY MUTUAL FUNDS



         Name of Fund

1.   SBSF Convertible Securities Fund
2.   SBSF Capital Growth Fund
3.   SBSF Fund
4.   Key Money Market Mutual Fund
5.   Key Stock Index Fund
6.   Key International Index Fund
7.   KeyChoice Growth Fund
8.   KeyChoice Moderate Growth Fund
9.   KeyChoice Income and Growth Fund